Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus (Institutional Class Shares) of the Frontegra SAM Global Equity Fund and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Frontegra SAM Global Equity Fund, and to the incorporation by reference in this Registration Statement (Form N-1A)(Post-Effective Amendment No. 72 to File No. 333-7305; Amendment No. 73 to File No. 811-7685) of Frontegra Funds, Inc., of our report on the SAM Sustainable Global Active Fund, a series of The RBB Fund, Inc., dated October 27, 2010, included in the 2010 Annual Report to Shareholders.

/s/ Ernst & Young, LLP

Philadelphia, Pennsylvania

May 31, 2011